UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2007

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          (e)     Graco Inc. (the “Company”) filed a current report on Form 8-K on June 12, 2007 reporting that Patrick J. McHale had been appointed by the Board of Directors as President and Chief Executive Officer of the Company, and had also been elected by the Board of Directors as a director of the Company. These actions became effective June 11, 2007.

          On June 14, 2007, the Management Organization and Compensation Committee of the Board of Directors approved the following compensation actions for Mr. McHale:

•	Effective July 1, 2007, Mr. McHale’s annual base salary will be increased to $500,000.

•	For a performance period beginning July 1, 2007 and ending December 28, 2007, Mr. McHale will participate in the Executive Officer Annual Incentive Bonus Plan, a separate bonus plan created for the chief executive officer to qualify his annual incentive as performance-based under Section 162(m) of the Internal Revenue Code. His minimum payout under that plan will be 0% and his maximum payout will be 150% of his base salary earned during the performance period. The financial measures for this plan consist of net sales growth and net earnings growth for the Company over the prior fiscal year. In connection with this action, Mr. McHale’s participation in the Company’s Executive Officer Bonus Plan for fiscal 2007 will terminate as of June 30, 2007.

•	Effective June 14, 2007, Mr. McHale received a non-qualified option to purchase 75,000 shares of the Company’s common stock at an exercise price of $40.53 per share, the closing price of the Company’s common stock on June 13, 2007. The option has a ten year term and will become exercisable as to 25% of the shares subject to the option on each of the first four anniversary dates of the grant of the option.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.
Date:	June 15, 2007	By:	\s\Karen Park Gallivan
Karen Park Gallivan
		Its:	Vice President, General Counsel and Secretary